EXHIBIT 21

List of Subsidiaries of Iowa Telecommunications Services, Inc.

Iowa Telecom Communications, Inc., an Iowa corporation

d/b/a Iowa Telecom

Iowa Telecom Technologies, LLC, an Iowa limited liability company

Iowa Telecom Data Services, L.C., an Iowa limited liability company

IT Communications, LLC, an Iowa limited liability company

d/b/a Iowa Telecom

IWA Holdings, LLC, an Iowa limited liability company

IWA Services, LLC, an Iowa limited liability company

Baker Communications, Inc., an Iowa corporation

Montezuma Mutual Telephone Company, an Iowa corporation